Exhibit 99.1

Contact:	Joe Beedle, President and Chief Executive Officer
(907) 261-3338

NEWS RELEASE

Northrim BanCorp, Inc. Announces Senior Management Promotions

ANCHORAGE, Alaska - March 30, 2015 - Northrim BanCorp, Inc. (NASDAQ:NRIM) today announced its Board of Directors, as part of its multi-step leadership succession planning process, has promoted a number of senior managers at both the corporate and bank levels.
"We have built a team of very experienced professionals over the years and continue to invest in our people to ensure the long-term success of our business," said Marc Langland, Northrim's Chairman. "I am confident the bankers who are leading our team are some of the best in the business and are creating an enduring Alaska franchise.”
The following promotions and management changes are effective immediately:
Joe Schierhorn is now President and remains Chief Operating Officer of Northrim Bank. He will also continue to serve as Chief Operating Officer and Executive Vice President of Northrim Bancorp and will turn over the duties of Corporate Secretary to Mike Martin, General Counsel.
Joe Beedle will remain President and CEO of Northrim Bancorp and CEO of Northrim Bank.
Latosha Frye is now Executive Vice President at both the Bancorp and Bank levels and continues to serve as Chief Financial Officer for both entities.
Mike Martin is now Executive Vice President General Counsel and Corporate Secretary for both entities, assuming the role of Corporate Secretary from Joe Schierhorn.
Steve Hartung remains Executive Vice President at both entities and moves to lead Corporate Development and Affiliate Relations.
“It is a privilege to serve with the engaged and loyal people on the entire Northrim team,” said Beedle. “We continue to execute on our longstanding succession plan by adding depth to our management group at many levels in an effort to build a stronger organization that creates more value for our shareholders.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Note Transmitted on GlobeNewswire on March 30, 2015, at 10:30 am Alaska Standard Time.